Exhibit 10.2

GENTIVA HEALTH SERVICES, INC.

NONQUALIFIED RETIREMENT AND SAVINGS PLAN

As Amended and Restated Effective November 1, 2007

To Include Only Amounts Attributable To Amounts Deferred

Before January 1, 2005 Other Than After-Tax Salary Deferrals

GENTIVA HEALTH SERVICES, INC.

NONQUALIFIED RETIREMENT AND SAVINGS PLAN

2.24	Total Compensation	9
2.25	Trust	10
2.26	Trustee	10
2.27	Unforseeable Emergency	10
2.28	Valuation Date(s)	10
2.29	Year(s) of Service	10

	ARTICLE III
	Eligibility and Participation

3.1	Eligibility	11
3.2	Participation	11

	ARTICLE IV
	Contributions

4.1	Participant Contributions	11
4.2	Company or Participating Employer Contributions	11

	ARTICLE V
	Investment and Valuation of Accounts

5.1	Investment of Accounts	12
5.2	Determining the Value of Participant Accounts	13
5.3	Alternate Payees Treated As Participants	13

	ARTICLE VI
	Vesting and Forfeitures

6.1	Participant Contributions	14
6.2	Matching and Profit-Sharing Contributions	14
6.3	Forfeitures	15
6.4	Change in Control	15

	ARTICLE VII
	Distributions

7.1	In-Service Withdrawals	15
7.2	Final Distributions	16

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	ARTICLE VIII
	Leaves of Absence, Layoffs, and Reemployment

8.1	Leaves of Absence and Layoffs	20
8.2	Returning to Work After Termination of Employment	20

	ARTICLE IX
	Participating Employers

9.1	Adoption by Other Employers	22
9.2	Allocation of Plan and Trust Expenses	22
9.3	Designation of Company as Agent	23
9.4	Employee Transfers	23
9.5	Contributions and Forfeitures of Participating Employer	23
9.6	Amendments by Participating Employers	23
9.7	Discontinuance of Participation	23

	ARTICLE X
	Amendment and Termination

10.1	Right to Terminate	24
10.2	Continuation of Trust	24
10.3	Right to Amend	24
10.4	Merger or Consolidation	25

	ARTICLE XI
	Administration

11.1	Plan Administrator	25
11.2	Binding Effect	26
11.3	Delegation of Authority	26
11.4	Plan Records and Expenses	26
11.5	Limited Liability	27
11.6	Insolvency	27
11.7	Trust; Funding of Benefits	28

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	ARTICLE XII
	Claims Procedure

12.1	Claims Submission	29
12.2	Claim Review	30
12.3	Right of Appeal	30
12.4	Review of Appeal	31
12.5	Designation	31

	ARTICLE XIII
	Miscellaneous

13.1	Headings	31
13.2	Uniformity	31
13.3	Obligations of the Company and Participating Employers	32
13.4	Insufficiency of Trust Fund	32
13.5	Contingent Nature of Accounts	32
13.6	Governing Law	33
13.7	Gender and Number	33
13.8	Taxes	33
13.9	Plan Benefits Nontransferable	33
13.10	Incompetence	33
13.11	Identity	34
13.12	Other Benefits	34
13.13	Construction	34
13.14	No Guarantee of Employment	34
13.15	Qualified Domestic Relations Orders	34

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GENTIVA HEALTH SERVICES, INC.

NONQUALIFIED RETIREMENT AND SAVINGS PLAN

ARTICLE I

Background And Purpose

1.1 Background. The Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan (the “Plan”) was established effective March 15, 2000, and was most recently amended and restated in its entirety effective January 1, 2003. To comply with new Code section 409A, the portion of the Plan that was attributable to amounts deferred after December 31, 2004 and all after-tax salary deferrals was spun-off effective November 1, 2007 to form a new, separate plan named the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan (the “New Plan”). The remaining portion of this Plan includes only amounts attributable to amounts deferred before January 1, 2005 other than after-tax salary deferrals. For purposes of this Section 1.1 and the Plan, the term “amounts deferred” means the amounts to which, as of an applicable date, a Participant has a legally binding right to be paid and are earned and vested, and which were credited under this Plan. An amount is earned and vested only if the amount is not subject to a substantial risk of forfeiture (as defined in Code Regulations section 1.83-3(c)) or a requirement to perform further services. Amounts deferred include actual and deemed earnings on such amounts. Effective November 1, 2007, no further amounts shall be credited or contributed under the Plan other than deemed or actual earnings or losses provided in accordance with ARTICLE V on amounts previously credited or contributed under the Plan. Neither the spin-off of a portion of the Plan nor the discontinuance of contributions under the Plan (both as described above) shall be treated as a termination of the Plan in whole or in part under ARTICLE X. This Plan document incorporates two amendments to the Plan as amended and restated effective January 1, 2003, each of which was separately adopted by the Company.

1.2 Purpose. The Plan was established for the purpose of providing deferred compensation for a select group of management and highly compensated employees, as defined in Title I of the Employee Retirement Income Security Act of 1974, as amended. Effective November 1, 2007, no further amounts shall be credited or contributed under the Plan other than deemed or actual earnings or losses provided in accordance with ARTICLE V on amounts previously credited or contributed under the Plan. Following the spin-off to the New Plan, this Plan includes only amounts deferred before January 1, 2005. As such, the Plan is intended to be excepted from the requirements of Code section 409A and the terms of the Plan should be interpreted consistent therewith.

1.3 Frozen Benefits. Notwithstanding any provision of this Plan to the contrary, in all cases, any assets or liabilities transferred to this Plan from any Prior Plan shall consist solely of frozen benefits accrued under such Prior Plan.

ARTICLE II

Definitions

2.1 Account(s) means the Participant’s Pre-Tax Deferral Account, Matching Contribution Account, and Profit Sharing Contribution Account, as well as any separate account established under the Plan for the benefit of an Alternate Payee pursuant to a Qualified Domestic Relations Order, as determined by the Plan Administrator.

2.2 Approved Leave of Absence means any leave approved by the Participating Employer, which may or may not include unpaid leaves of absence pursuant to the Family and Medical Leave Act of 1993.

2.3 Base Salary means the amount paid to an Employee as regular, annual remuneration for services performed for the Participating Employer, as determined by the Plan Administrator. Base Salary does not include Bonus/Incentive Compensation.

2.4 Beneficiary means such beneficiary as the Participant or Alternate Payee may designate from time to time in a manner acceptable to the Plan Administrator (which may include paper, facsimile, electronic or voice response format), to receive any benefit payable in the event of the Participant’s or Alternate Payee’s death. Unless otherwise designated, the Beneficiary with respect to a married Participant or Alternate Payee shall be the Participant’s surviving spouse. If a Participant or Alternate Payee has no surviving spouse and has not made a valid Beneficiary designation hereunder, the Participant’s or Alternate Payee’s death benefit shall be paid to the Participant’s or Alternate Payee’s estate. Beneficiary designations made under the Olsten Corporation Nonqualified Retirement Savings Plan shall continue in effect under this Plan until changed by the Participant.

2.5	Benefits Committee means the committee established by the Company to manage its various employee benefit plans.

2.6 Bonus/Incentive Compensation means the amount of remuneration for services paid to an Employee by the Participating Employer as a bonus or incentive in excess of the Employee’s Base Salary, as determined by the Plan Administrator.

2.7 Break-in-Service means:

(a) A Plan Year during which a Participant is not credited with more than five hundred (500) Hours of Service.

(b) (1) In computing Hours of Service to determine whether a Participant has a Break in Service, a person shall be credited with up to five hundred one (501) Hours of Service based on the Participant’s previous customary service with the Participating Employer for any period of absence from work as a result of:

(A) the Participant’s pregnancy;

(B) the birth of the Participant’s child;

(C) the placement of a child with the Participant in connection with the Participant’s adoption of such child; or

(D) the Participant’s caring for such child for a period beginning immediately following such birth or placement.

(2) If the previous customary service cannot be determined, then such credit shall be at the rate of eight (8) Hours of Service per day.

(c) The Hours of Service credited under subsection (b) shall be credited in the Plan Year in which the absence from work begins, if the Participant would be prevented from having a Break in Service in such Plan Year solely because of the Hours of Service credited under subsection (b). If the Participant would not be so prevented from having a Break in Service during the period described in the preceding sentence, then such Hours of Service shall be credited in the Plan Year immediately following those in which such absence from work begins.

(d) No credit shall be given under subsection (b) unless the Participant furnishes the Plan Administrator with information necessary to establish that the absence is for one of the reasons enumerated in subsection (b) and the number of days of such absence.

2.8 Change in Control means the acquisition by a “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934) of more than twenty-five percent (25%) of the then outstanding voting stock of the Company, other than through a transaction arranged by, or with the consent of, the Company or the Board, or the purchase of at least ten percent (10%) of the then outstanding shares of voting stock of the Company pursuant to a tender offer or exchange offer which is opposed by a majority of the members then serving on the Board. The split off of the Company from Olsten Corporation shall not be treated as a Change in Control with respect to Participants in the Prior Plans as of the Effective Date.

2.9 Code means the Internal Revenue Code of 1986, as amended.

2.10 Company means Gentiva Health Services, Inc., a Delaware corporation, and its successors.

2.11 Company Contributions means matching contributions and profit sharing contributions.

2.12 Disability (or Disabled) means a medically determinable physical or mental impairment that renders a Participant totally disabled. If the Participant qualifies to receive benefits under the Participating Employer’s long term disability program, the Participant shall be presumed Disabled for purposes of this Plan. If the Participant does not qualify to receive benefits under the Participating Employer’s long term disability program, the Plan Administrator may nevertheless determine that the Participant is Disabled for purposes of this Plan.

2.13 Effective Date of the Plan means March 15, 2000.

2.14 Employee means a full-time, regular employee of a Participating Employer who is designated as such on the books and records of the Participating Employer, as determined by the Plan Administrator.

2.15 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.16 Highly Compensated Employee means any Employee who is a management or highly compensated employee (within the meaning of Title I of ERISA), and who:

(a) is a five percent (5%) owner of the Participating Employer at any time during the Plan Year or the preceding Plan Year;

(b) for the preceding Plan Year received Total Compensation in excess of the amount specified in Code section 414(q)(1)(B)(i); or

(c) for the current Plan Year, the Plan Administrator determines that the Employee’s Total Compensation is expected to exceed the amount specified in Code section 414(q)(1)(B)(i) and the Employee is not, for such Plan Year, participating in a plan maintained by a Participating Employer that is intended to be qualified under Code section 401(a).

2.17 Hours of Service

(a) Hours of Service includes each hour:

(1) for which an individual is paid by, or entitled to pay from, a Participating Employer for the performance of duties, and

(2) for which an individual is paid, or entitled to pay, by the Company or Participating Employer with respect to a period of time during which no duties are performed due to vacation, holiday, or illness, incapacity, disability, maternity leave, layoff, jury duty, military duty, or leave of absence (determined in accordance with 29 C.F.R. §2530.200b-2(b) and (c)), and

(3) for which back pay, irrespective of mitigation of damages, is either awarded to an individual or agreed to by the Company or Participating Employer.

(b) An Hour of Service shall not be credited under more than one paragraph above. Only five hundred and one (501) Hours of Service will be credited to an individual for any single continuous period of time during which the individual was paid but rendered no services, even where such period spans more than one computation period.

(c) An Employee will be credited with forty-five (45) Hours of Service for each week for which he or she would be credited with one Hour of Service under the Department of Labor regulations.

(d) Hours of Service shall include employment with the Participating Employer and with affiliates of the Participating Employer within the meaning of Code section 1563(a).

2.18 Participant means a Highly Compensated Employee who participates in the Plan as provided in ARTICLE III.

2.19 Participating Employer

(a) Participating Employer means any entity in the following group that includes the Company: (i) a controlled group of corporations, within the meaning of Code section 414(b); (ii) a group of trades or businesses under common control, within the meaning of Code section 414(c); (iii) an affiliated service group, within the meaning of Code section 414(m); or (iv) a trade or business required to be aggregated pursuant to Code section 414(o), provided such entity has adopted this Plan with the permission of the Plan Administrator.

(b) Entities within the Olsten Corporation’s controlled group or affiliated group through the Effective Date of this Plan shall be treated as Participating Employers hereunder, such that employment with such entities shall be counted towards crediting Hours of Service or Years of Service for purposes of eligibility for participation, allocation of contributions, vesting and all other purposes and compensation from such entities shall be treated as part of Total Compensation.

2.20 Plan Administrator means the Benefits Committee.

2.21 Plan Year means the period beginning January 1 and ending on the following December 31 of each year. However, the initial Plan Year shall be the period from the Effective Date through December 31, 2000.

2.22 Rabbi Trust means the grantor trust instrument established under Code section 671 and intended to satisfy the requirements of Revenue Procedure 92-64, which is designated to hold plan assets associated with Participants’ Pre-tax Salary Deferral Account, Matching Contribution Account and Profit Sharing Contribution Account, and the earnings thereon.

2.23 Termination of Employment means the later of (i) termination of service with the Participating Employer or (ii) termination of service with InteliStaf Holdings, Inc.; provided however, that the Plan Administrator may deem a Participant to have a Termination of Employment at any time following the Participant’s termination of service with Gentiva. The split off of the Company from Olsten Corporation shall not be treated as a Termination of Employment for any Participant hereunder.

2.24 Total Compensation means:

(a) As determined by the Plan Administrator, all remuneration for services paid to an Employee by a Participating Employer, as defined in Code section 3401(a) (for purposes of income tax withholding at the source), but determined without regard to any rules that limit remuneration included in wages based on the nature and location of employment or the services performed.

(b) Total Compensation as defined in subsection (a) shall exclude the following items (even if includable in gross income), as determined by the Plan Administrator:

(1) reimbursement or other expense allowances;

(2) fringe benefits (cash and noncash);

(3) moving expenses and gross up for taxes;

(4) welfare benefits (including disability income from insurance policies);

(5) payments on account of severance of the Participant from employment with a Participating Employer;

(6) payments on account of early retirement of the Participant;

(7) income arising from the grant or exercise of stock options;

(8) restricted stock awards; and

(9) distributions under this Plan.

2.25 Trust means the assets of the Plan held in trust pursuant to the Rabbi Trust.

2.26 Trustee means the Trustee of the Rabbi Trust and any successor Trustee.

2.27 Unforeseeable Emergency means a sudden, unexpected event beyond the control of the Participant or Alternate Payee that would result in severe financial hardship to the Participant or Alternate Payee if early withdrawal were not permitted. The amount of the withdrawal is limited to the amount necessary to meet the emergency. Examples of Unforeseeable Emergencies include the Participant’s or Alternate Payee’s sudden and unexpected illness or accident (or that of the Participant’s or Alternate Payee’s dependent), or an extraordinary and unforeseeable loss of the Participant’s or Alternate Payee’s property due to casualty as a result of events beyond the Participant’s or Alternate Payee’s control. Sending a child to college or purchasing a new home is not an Unforeseeable Emergency. The Plan Administrator shall determine whether a particular situation qualifies as an Unforeseeable Emergency, based on the facts and circumstances of each case.

2.28 Valuation Date(s) means each day the recordkeeper values the balances of the Participants’ Accounts.

2.29 Year(s) of Service means the Plan Year during which an Employee has completed at least 1,000 Hours of Service. All Years of Service shall be considered except Years of Service prior to the Plan Year in which the Participant attained age eighteen (18).

ARTICLE III

Eligibility And Participation

3.1 Eligibility. The Plan is frozen effective November 1, 2007, and no individuals shall be eligible to become Participants under the Plan after such date.

3.2 Participation. To participate in the Plan, an eligible Highly Compensated Employee must enroll in the Plan, regardless of whether the Employee elects to make salary deferral contributions to the Plan. If an Employee fails to enroll in the Plan, the Plan Administrator shall nevertheless enroll the Employee in the Plan. Enrollment in the Plan is required in order for the Employee to be eligible to receive profit sharing contributions hereunder (which are available to Participants even if the Participant does not make any salary deferral contributions under the Plan). Participants may enroll in the Plan in any format acceptable to the Plan Administrator, including, but not limited to, paper, facsimile, electronic record or voice response record. Participants who enrolled in the Prior Plans shall be deemed to be enrolled hereunder.

ARTICLE IV

Contributions

4.1 Participant Contributions. The Plan is frozen effective November 1, 2007, and no further amounts shall be credited or contributed under the Plan other than deemed or actual earnings or losses provided in accordance with ARTICLE V on amounts previously credited or contributed under the Plan.

4.2 Company or Participating Employer Contributions. The Plan is frozen effective November 1, 2007, and no further amounts shall be credited or contributed under the Plan other than deemed or actual earnings or losses provided in accordance with ARTICLE V on amounts previously credited or contributed under the Plan.

ARTICLE V

Investment And Valuation Of Plan Accounts

5.1 Investment of Accounts

(a) Actual and Deemed Investments. The assets contributed to the Rabbi Trust shall remain the property of the Participating Employer until distributions are made to Participants employed by such Participating Employer. Accordingly, all investments under the Rabbi Trust shall be deemed investments selected by Participants, rather than actual investments. Participants’ deemed investments shall continue in force for subsequent Plan Years until revoked or changed by the Participant. Investment directions made by Participants in the Prior Plans as of the Effective Date shall be deemed to continue hereunder until changed by the Participant.

(b) Investment Direction.

(1) Pre-tax salary deferrals, profit sharing contributions and matching contributions are invested in accordance with each Participant’s deemed investment directions. Participant’s Accounts may be invested in any combination of investment options, in accordance with rules established by the Plan Administrator.

(2) A Participant may change deemed investment directions at any time by following the procedures announced from time to time by the Plan Administrator. Changes in investment direction or transfer of account balances, in whole or in part, may be accomplished in any format acceptable to the Plan Administrator, including, but not limited to, paper, facsimile, electronic record or voice response record. The change in investment direction shall be effective only with respect to subsequent contributions.

(c) Responsibility for Investments

(1) Each Participant is solely responsible for the selection of deemed investment funds for the Participant’s Accounts, subject to such rules as the Plan Administrator may determine. The Trustee, the Plan Administrator, and the officers, supervisors and other employees of the Participating Employers are not empowered to advise Participants as to the manner in which Accounts should be invested. The fact that an investment fund is available under the Plan shall not be construed as a recommendation for investment in that fund.

(2) If a Participant does not direct the deemed investment of any of his or her Accounts, the Accounts will be treated as being invested in a guaranteed interest account selected by the Plan Administrator until the Participant directs otherwise.

5.2 Determining the Value of Participant Accounts. The net value of the Accounts in the Trust is determined on each Valuation Date. Any net earnings, losses and expenses associated with the Participant’s Accounts since the preceding Valuation Date shall be allocated to each Participant’s Account.

5.3 Alternate Payees Treated As Participants. With respect to all provisions of Article V dealing with deemed investments under the Rabbi Trust, an Alternate Payee under a Qualified Domestic Relations Order described in Section 13.15 shall be treated in the same manner as a Participant pursuant to Sections 5.1 and 5.2.

ARTICLE VI

Vesting And Forfeitures

6.1 Participant Contributions. Vesting means a nonforfeitable right to receive the value of the Account. Pre-tax salary deferrals and the earnings thereon are always one hundred percent (100%) vested. Pre-tax salary deferrals and earnings thereon are subject to the claims of the Company’s or Participating Employer’s creditors, as described in Section 11.6.

6.2 Matching and Profit-Sharing Contributions.

(a) Matching and profit sharing contributions and earnings thereon are subject to the claims of the Company’s or Participating Employer’s creditors, as described in Section 11.6. Notwithstanding sections 6.2(b) and (c), Participants become fully vested in the value of matching and profit sharing contributions upon Disability or death while employed by a Participating Employer.

(b) With respect to Participants who experience a termination of employment before January 1, 2002, the Participant’s vested percentage accrued before January 1, 2002 is determined on the basis of Years of Service, as follows:

Years of Service	Percentage Vested
Fewer than 3 Years	0%
3 Years but Fewer than 4 Years	33 1/3%
4 Years but Fewer than 5 Years	66 2/3%
5 Years or More	100%

(c) With respect to Participants who have not terminated employment before January 1, 2002, the Participant’s entire vested percentage (regardless of whether it accrued before January 1, 2002) is determined on the basis of Years of Service, as follows:

Years of Service	Percentage Vested
1	0%
2	25%
3	50%
4	75%
5	100%

6.3 Forfeitures. If a Participant has a Termination of Employment for any reason other than death or Disability, he or she will receive the value of his or her vested Matching Contribution Account and Profit Sharing Contribution Account and shall forfeit the value of any non-vested Matching and Profit-Sharing Contributions. The forfeited amount shall be used to reduce future contributions otherwise required from the Participating Employer.

6.4 Change in Control. Notwithstanding anything to the contrary contained in the Plan, in the event of a Change in Control, Participants will become fully vested in the value of matching and profit sharing contributions. Unless the Plan Administrator provides otherwise, distributions of Participant Accounts shall be made as soon as practicable following the Change in Control.

ARTICLE VII

Distributions

7.1 In-Service Withdrawals

(a) Unforeseeable Emergency. Subject to section 7.1(d), Participants may receive an in-service withdrawal of pre-tax salary deferrals and vested profit sharing and matching contributions (and the earnings thereon) in the event of an Unforeseeable Emergency. The amount of any withdrawal due to an Unforeseeable Emergency is limited to the amount necessary to ameliorate the emergency, as determined by the Plan Administrator.

(b) Immediate Distribution. Subject to 7.1(d), Participants may receive an in-service withdrawal of the total balance of their pre-tax salary deferrals and vested profit sharing and matching contributions (and earnings thereon) at any time the Participant so designates on an election form specified by the Plan Administrator; provided, however, that the Participant’s total balance in the Plan will be reduced by 10% as a penalty for such early withdrawal. Such payments (and forfeiture of the penalty amount) shall be made as soon as practicable following the Plan Administrator’s receipt of the appropriately completed distribution election form.

(c) Number of Withdrawals. Notwithstanding the foregoing provisions of this section 7.1, the Plan Administrator may restrict the number of withdrawals permitted in a Plan Year.

(d) Alternate Payees. With respect to all provisions of Section 7.1 dealing with in-service distributions, an Alternate Payee under a Qualified Domestic Relations Order described in Section 13.15 shall be treated in the same manner as a Participant pursuant to subsections 7.1(a), (b) and (c).

7.2 Final Distributions.

(a) Distributions During Participant’s Lifetime.

(1) Distributions Upon Termination of Employment. Upon Termination of Employment with the Participating Employer, a Participant will be entitled to receive the full value of his or her vested

Accounts in accordance with the Participant’s election pursuant to Section 7.2(a)(2) below. Subject to Section 7.2(a)(3) below, the time and form of payment from a Participant’s Accounts shall be determined in accordance with the last valid designation filed by the Participant with the Plan Administrator. Designations of the time and form of payment filed by Participants in the Prior Plans as of the Effective Date shall continue in force hereunder until changed by the Participant.

(2) Elective Distribution Date and Form of Payment. Participants who have not experienced a Termination of Employment may designate a specific date on which to receive (or begin receiving) distributions from their Plan Accounts. Such payment shall be made (or begin): (i) as soon as practicable following the Participant’s Termination of Employment; (ii) in the first calendar year that begins after the calendar year in which the Termination of Employment occurs; or (iii) on the later of (a) the date the Participant attains age sixty-five (65) or (b) the date the Participant has a Termination of Employment. The Participant may also designate whether the payment shall be in the form of a single, lump sum payment or approximately equal annual installments, for a period up to ten (10) years. Subject to Section 7.2(a)(3) below, designations of elective distribution dates and methods of distribution may be changed so long as the Participant is employed by a Participating Employer. Furthermore, the designation of a distribution date and method of distribution made by Participants in the Prior Plan as of the Effective Date shall continue in force hereunder until changed by the Participant.

(3) One Year Designation Period. The designation of the time and form of payment shall only be valid if (i) the designation is filed with the Plan Administrator at least six (6) months before the distributions begin and no later than the last day of the Plan Year before the first Plan Year for which such designation is to apply; (ii) the designation is filed with the Plan Administrator during the first thirty (30) days that the Participant is eligible to participate in the Plan and the distribution commencement date begins not earlier than the first day of the calendar year following the date the designation is filed with the Plan Administrator; (iii) the designation is filed with the Plan Administrator during the first thirty (30) days from the date this Plan is effective for eligible employees; or (iv) the Participant will terminate employment with the Company as a result of the sale of the Company’s Specialty Pharmaceutical Services (“SPS”) line of business and the designation is filed with the Plan Administrator no later than the day before the closing date of the Company’s sale of SPS. If the Participant’s designation does not satisfy the criteria described in this paragraph, then the Participant’s previous designation shall be re-instated. If for any reason the Participant has not made a valid designation, then the Participant shall be deemed to have elected to receive a single lump sum payment upon Termination of Employment with the Participating Employer.

(b) Distributions After Participant’s Death. Upon a Participant’s death, the balance in full of the Participant’s Account shall be payable to the Participant’s Beneficiary in a lump sum as soon as administratively practicable (generally within sixty (60) days after the Valuation Date following the Participant’s date of death), regardless of whether the Participant had elected to receive installment payments.

(c) Distributions to Alternate Payees.

(1) Elective Distribution Date and Form of Payment. Alternate Payees under a Qualified Domestic Relations Order may designate a specific date on which to receive (or begin receiving) distributions during their lifetime from their Plan Accounts. Such payment shall be made (or begin): (i) in the first calendar year that begins after the calendar year in which the Plan Administrator determines that the Domestic Relations Order is a Qualified Domestic Relations Order; or (ii) the date the Alternate Payee attains age sixty-five (65). The Alternate Payee may also designate whether the payment shall be in the form of a single, lump sum payment or approximately equal annual installments, for a period up to ten (10) years.

(2) Procedures for Selecting Time and Form of Payment. The designation of the time and form of payments during an Alternate Payee’s lifetime described in subsection (1) above shall only be valid if (i) the designation is filed with the Plan Administrator at least six (6) months before the distributions begin and no later than the last day of the Plan Year before the first Plan Year for which such designation is to apply; (ii) the designation is filed with the Plan Administrator during the first thirty (30) days that the Alternate Payee has a separate Plan Account and the distribution commencement date begins not earlier than the first day of the calendar year following the date the designation is filed with the Plan Administrator. If for any reason the Alternate Payee has not made a valid designation, then the Alternate Payee shall be deemed to have elected to receive a single lump sum payment upon attainment of age 65.

(3) Distributions After Alternate Payee’s Death. Upon an Alternate Payee’s death, the balance in full of the Alternate Payee’s Account shall be payable to the Alternate Payee’s Beneficiary in a lump sum as soon as administratively practicable (generally within sixty (60) days after the Valuation Date following the Alternate Payee’s date of death), regardless of whether the Alternate Payee had elected to receive installment payments.

ARTICLE VIII

Leaves Of Absence, Layoffs, And Reemployment

8.1 Leaves of Absence and Layoffs. A Participant who is laid off or on an Approved Leave of Absence will still be considered a Participant until he or she incurs a Break-in-Service.

(a) During periods of layoff, the Participating Employer will not make any contributions on the Participant’s behalf.

(b) During Approved Leaves of Absence, the Participant may receive an allocation of any profit sharing contribution made by the Participating Employer for such period.

(c) During periods of layoff or Approved Leaves of Absence, previous matching and profit sharing contributions made on the Participant’s behalf will continue to vest unless the Participant incurs a Break-in-Service and all contributions in the Participant’s Accounts will continue to reflect the performance of the investment fund(s) selected by the Participant.

(d) A Participant who receives severance payments from the Participating Employer shall not be entitled to participate in the Plan during the period in which such severance benefits are being paid. Accordingly, Participants shall not be permitted to make any deferral contributions or to receive any matching or profit sharing contributions with respect to such severance period.

8.2 Returning to Work After Termination of Employment. If a Participant has a Termination of Employment and is later rehired, the following provisions shall apply.

(a)	Participation Upon Re-Employment.

(1) Vested Participants. If the Participant had a vested interest in any matching and/or profit sharing contributions at the time the Participant had a Termination of Employment, the Participant will re-enter the Plan on the first day of the first pay period of the month following the date the Participant is credited with an Hour of Service after re-employment with the Participating Employer.

(2) Non-Vested Participants. If the Participant did not have a vested interest in any matching or profit-sharing contributions at the time the Participant had a Termination of Employment with the Participating Employer, then the Participant will re-enter the Plan on the first day of the first payroll period of the month following the date the Participant completes six (6) months of service with the Participating Employer.

(b)	Vesting Upon Re-employment. Upon re-employment after a Break-in-Service, a Participant’s previous Years of Service shall be restored if:

(1) the Participant was vested in any matching or profit sharing contributions or

(2) the Participant was not vested in any matching or profit sharing contributions and the number of years of the Participant’s Break-In-Service was less than the greater of five (5) or the number of Years of Service the Participant had completed before the Break-in-Service.

ARTICLE IX

Participating Employers

9.1 Adoption by Other Employers.

(a) Notwithstanding anything herein to the contrary, a Participating Employer (other than the Company) may, with the consent of the Plan Administrator and the Trustee, adopt the Plan and all of the provisions hereof by the execution of a document evidencing such intent and setting forth the effective date of the Plan with respect to such Participating Employer.

(b) The Plan Administrator shall have the authority to make any and all necessary rules or regulations to effectuate the purposes of this section.

(c) The Plan is not intended to be a joint venture between the Company and any Participating Employer or between any Participating Employers.

(d) Each Participating Employer shall be solely responsible for providing benefits under the Plan for its own Employees. To the extent amounts are set aside by the Participating Employer under the Rabbi Trust, such amounts shall be subject to the claims of creditors of the particular Participating Employer only, and shall not be subject to the claims of creditors of other entities participating in the Plan.

9.2 Allocation of Plan and Trust Expenses. Any expenses of the Plan and Trust which are to be paid by the Company shall be allocated to the Participating Employers in the proportion that the total amount in the Trust attributable to the Participating Employer’s Participants bears to the total assets of the Trust.

9.3 Designation of Company as Agent. Each Participating Employer shall be deemed irrevocably to have designated the Company as its agent with respect to all matters affecting the Trustee and the Plan.

9.4 Employee Transfers. The transfer of employment of a Participant from one Participating Employer to another Participating Employer shall not affect the Participant’s rights under the Plan and the number of the Participant’s Years of Service shall not be deemed to be interrupted. Transfer of employment between such entities shall not be treated as a Termination of Employment and distributions shall not be made from the Plan based on such transfer of employment. The entity to which the Participant is transferred shall thereupon become obligated hereunder with respect to such Participant in the same manner as was the entity from which the Participant was transferred.

9.5 Contributions and Forfeitures of Participating Employer. All contributions made by a Participating Employer shall be determined separately and shall be paid to the Accounts of the Employees of such Participating Employer, subject to all of the terms and conditions of the Plan.

9.6 Amendments by Participating Employers. Participating Employers (other than the Company) do not have the right to amend the Plan in any regard.

9.7 Discontinuance of Participation. A Participating Employer (other than the Company) shall be permitted to discontinue or terminate its participation in the Plan at any time, upon giving reasonable advance notice to the Plan Administrator. At the time of any such discontinuance or termination, satisfactory evidence thereof shall be delivered to the Trustee and the Accounts held in the Trust for the benefit of Employees of the withdrawing Participating Employer shall be distributed as soon as administratively feasible, unless the Plan Administrator provides otherwise.

ARTICLE X

Amendment And Termination

10.1 Right to Terminate. The Company expressly reserves the right to terminate the Plan in whole or in part without the consent of Participants, Alternate Payees or Beneficiaries. Notice of such termination shall be given to each Participant, Alternate Payee or Beneficiary.

10.2 Continuation of Trust.

(a) Unless the Plan Administrator directs otherwise, upon the termination of the Plan in whole or in part with respect to a Participating Employer or upon the bankruptcy of the Participating Employer, all unvested Participants shall become one hundred percent (100%) vested in their benefits under the Plan and distributions shall be made from the Plan as soon as practicable.

(b) Notwithstanding (a) above, if the Plan Administrator so elects, the Trust shall continue if permitted by law. In such event, the Trustee shall continue to hold and administer the Trust for the benefit of the Participants in the same manner and with the same powers, rights, and privileges as set forth herein; and the Trustee may, in their sole and absolute discretion, pay to the Participants their respective amounts either immediately or at a future date in accordance with the provisions in ARTICLE VII.

10.3 Right to Amend. The Plan includes only amounts attributable to amounts deferred before January 1, 2005, and is intended to be excepted from the requirements of Code section 409A, which would require that the Plan not be materially modified on or after October 3, 2004. Except as hereinafter provided, the Benefits Committee shall have the right to amend the Plan and Trust at any time and from time to time but only to the extent that such amendments are required to comply with changes in the law or such amendments do not increase the costs to the Participating Employers hereunder, and the Board may amend the Plan and Trust at any time and from time to time; provided that the Benefits Committee or Board may not amend the Plan and Trust to cause a material modification for purposes of Code section 409A, except to the extent the Benefits Committee or Board expressly provides that the amendment is intended to cause a material modification. Amendments adopted by the Benefits Committee or Board shall not (i) increase the responsibilities of the Plan Administrator or the Trustee without their written consent; or (ii) directly or indirectly reduce the Participants’ vested Accounts.

10.4 Merger or Consolidation. The Plan may not be merged or consolidated with any other plan and its assets or liabilities may not be transferred to any other plan, unless each person entitled to benefits under the Plan would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer.

ARTICLE XI

Administration

11.1 Plan Administrator. The Plan Administrator shall have the sole authority, in its absolute discretion:

(a) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan;

(b) to prescribe the form or forms used in connection with the Plan, including salary deferral election forms and beneficiary designation forms (which forms shall be consistent with the terms of the Plan but need not be identical and which may be in any format acceptable to the Plan Administrator, including, but not limited to, paper, facsimile, electronic record or voice response record); and

(c) to construe and interpret the Plan and any forms used in the operation of the Plan and the rules of the Plan;

(d) to employ actuaries, accountants, counsel and other persons the Plan Administrator deems necessary in connection with the administration of the Plan; and

(e) to take all other necessary and proper actions to fulfill its duties under the Plan.

11.2 Binding Effect. All decisions, determinations and interpretations of the Plan Administrator shall be final and binding on all Participants, Alternate Payees and Beneficiaries receiving benefits under the Plan.

11.3 Delegation of Authority. The Plan Administrator may delegate its authority to administer the Plan to any individual(s) as the Plan Administrator may determine and such individual(s) shall serve solely at the pleasure of the Plan Administrator. Any individual(s) who are authorized by the Plan Administrator to administer the Plan shall have the full power to act on behalf of the Plan Administrator, but shall at all times be subordinate to the Plan Administrator and the Plan Administrator shall retain ultimate authority for the administration of the Plan.

11.4 Plan Records and Expenses. The books and records to be maintained for the purposes of the Plan shall be maintained by the Company’s employees subject to the supervision of the Plan Administrator. All expenses incurred in connection with the performance of any settlor functions with respect to the Plan and Trust, including, but not limited to, the cost of initially establishing the various Participant and Alternate Payee

Accounts, shall be paid by the Company, and may be allocated among other Participating Employers, as provided in section 9.2. Unless the Company determines otherwise, each Participant’s or Alternate Payee’s Account shall be charged with a pro-rata share of the administrative expenses and investment fees incurred by the Plan and Trust, including, but not limited to, any annual fees imposed by financial institutions, brokerage firms or otherwise to maintain such Accounts, provided, however, that all expenses related to any Participant-directed or Alternate-Payee-directed investment (such as brokerage fees, commissions or other transaction-specific costs) shall be deducted from such Participant’s or Alternate Payee’s Accounts.

11.5 Limited Liability. No member of the Company’s Board of Directors or the Benefits Committee and no employee of any Participating Employer shall be liable to any person for any action taken or omitted in connection with the establishment or administration of this Plan, including the receipt of benefits thereunder, unless attributable to his or her own fraud or willful misconduct, nor shall any Participating Employer be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Participating Employer.

11.6 Insolvency.

(a) Should the Participating Employer be considered insolvent (such that the Participating Employer is unable to pay its debts as they come due) or subject to a proceeding as a debtor under the United States Bankruptcy Code, or should the Participating Employer become aware of its pending insolvency or bankruptcy, the affected entity, acting through its board of directors or chief executive officer shall give immediate written notice of such to the Plan Administrator and the Trustee, if any.

(b) Upon receipt of such notice, the Plan Administrator and the Trustee shall cease to make any payments of matching contributions, profit sharing contributions, pre-tax contributions and all earnings thereon to Participants, Alternate Payees or Beneficiaries of the affected entity and shall hold any and all assets with respect to those Participants, Alternate Payees and Beneficiaries for the benefit of the general unsecured creditors of the affected entity. For this purpose, it is expressly provided that such assets of each Participating Employer which are intended for use in this Plan shall at all times be available to creditors of such Participating Employer. Accordingly, the Plan shall be administered on an employer-by-employer basis, such that accrued liabilities under the Plan on behalf of a particular Participating Employer’s Employees (or their related Alternate Payees) shall always be available to creditors of such Participating Employer.

11.7 Trust; Funding of Benefits.

(a) Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. Funds deposited into the Rabbi Trust shall continue for all purposes to be a part of the general funds of the Participating Employer and no person other than the Participating Employer shall, by virtue of the Plan, have any interest in such funds. To the extent that any person acquires a right to receive payments from the Participating Employer under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Participating Employer.

(b) Should any insurance contract or other investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Company, Participating Employers and the Participants, Beneficiaries or any other person. The Participating Employer or the Trust shall be the designated owner and beneficiary of any insurance contract acquired in connection with its obligation under this Plan.

(c) Each Participant, Alternate Payee and Beneficiary shall be required to look to the provisions of this Plan and to the Participating Employer for enforcement of any and all benefits under this Plan. To the extent any Participant, Alternate Payee or Beneficiary acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Participating Employer.

ARTICLE XII

Claims Procedure

12.1 Claims Submission.

(a) All claims for benefits under the Plan by a Participant or Beneficiary, regardless of the nature of the claim, shall be initially submitted in writing to the Plan Administrator. Such claims shall be submitted within a reasonable period of time after the date such benefit was, or was purported to be, available to the Participant or Beneficiary, with such determination of reasonableness to be made by the Plan Administrator in its sole discretion. All claims must adequately state the basis for the claim including a statement of all pertinent facts and applicable law, except to the extent expressly waived by the Plan Administrator. The Plan Administrator may prescribe additional procedural requirements for claims, not inconsistent herewith.

(b) In the event that a Participant or Beneficiary does not receive any Plan benefit that is claimed, such Participant or Beneficiary shall be entitled to consideration and review as provided in this ARTICLE. Such consideration and review shall be conducted in a manner designed to comply with ERISA section 503.

(c) Failure to follow the requirements of this ARTICLE shall result in the denial of the claim submitted. The Participant or Beneficiary submitting such deficient claim shall be deemed to have not exhausted his or her administrative remedies under the Plan.

(d) Alternate Payees shall be treated the same as Participants and Beneficiaries with respect to the claims procedures described in this Article XII.

12.2 Claim Review. Upon receipt of any written claim for benefits, the Plan Administrator shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Plan Administrator, the Plan Administrator shall furnish the claimant with a written notice setting forth (in a manner calculated to be understood by the claimant):

(a) the specific reason or reasons for denial of the claim;

(b) a specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the provisions of this ARTICLE.

12.3 Right of Appeal. A claimant who has a claim denied under section 12.2 may appeal for reconsideration of that claim. A request for reconsideration under this section must be filed by written notice with the Plan Administrator within sixty (60) days after receipt by the claimant of the notice of denial under section 12.2.

12.4 Review of Appeal. Upon receipt of an appeal, the Company shall promptly assign a committee or appropriate officer independent of the Plan Administrator to review the Plan Administrator’s denial of the claim. Such independent committee or officer shall take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the committee or officer feels such a hearing is necessary. In preparing for this appeal, the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal, the committee or officer shall issue a written decision which shall be binding on all parties. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The decision on the appeal shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held, the decision may be issued within one hundred twenty (120) days after the appeal is filed.

12.5 Designation. The Plan Administrator may designate one or more of its members or any other person of its choosing to make any determination otherwise required to be made by the Plan Administrator under this ARTICLE.

ARTICLE XIII

Miscellaneous

13.1 Headings. The headings in this Plan are for convenience of reference only and are not to be considered as constructions of the provisions.

13.2 Uniformity. In the exercise of any discretionary power of authority hereunder, all Participants under similar circumstances shall be treated in a uniform and non-discriminatory manner.

13.3 Obligations of the Company and Participating Employers. The Participating Employers expect to continue the Plan in force indefinitely, but continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Participating Employers. The obligations of the Participating Employers, which are expressly stated to be noncontractual, are limited solely to the making of contributions to the Trust provided for herein. The Participating Employers shall only be responsible for making contributions to the Trust that correspond to the deferral elections made by the Participating Employer’s Employees, as well as any profit-sharing contributions that the Participating Employer may make.

13.4 Insufficiency of Trust Fund. The Participating Employer shall not be liable in any manner to Participants employed by such Participating Employer and the Participants’ Alternate Payees and Beneficiaries if the Trust is insufficient to provide for the payment of all benefits due to such Participants, Alternate Payees and Beneficiaries. Such benefits are to be payable only from the Trust and only to the extent of the assets of such Trust. Any person having any claim under the Plan shall look solely to the Trust for payment or satisfaction thereof.

13.5 Contingent Nature of Accounts. Until the deferred benefits are distributed under the Plan to the Participants, Alternate Payees or Beneficiaries, the interest of each Participant in this Plan is contingent only and is subject to forfeiture as provided hereunder. Title to and beneficial ownership of any assets, whether cash or investments, which the Participating Employer may set aside to meet its contingent deferred obligation hereunder shall at all times remain the property of the Participating Employer and no Participant, Alternate Payee or Beneficiary shall under any circumstances acquire any property interest in any specific assets of the Participating Employer.

13.6 Governing Law. This Plan is made under, and shall be subject to and governed by, the laws of the State of New York.

13.7 Gender and Number. Words used in the masculine shall be read and construed in the feminine where applicable. Wherever required, the singular of the word used in this Plan shall include the plural and the plural may be read in the singular.

13.8 Taxes. The Participating Employers have the right to deduct from all benefits paid under the Plan any taxes required by law to be withheld with respect to such benefits. The Participating Employers do not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in this Plan. Participants should consult their personal tax advisors to determine the tax consequences of his or her participation in the Plan.

13.9 Plan Benefits Nontransferable. Except for amounts transferred in connection with a Qualified Domestic Relations Order as provided in Section 13.15, the right of any Participant, Alternate Payee or Beneficiary to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant, Alternate Payee or Beneficiary and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. Any attempt to subject any benefit or payment in whole or in part to the debts, contracts, liabilities engagements or torts of the Participant, Alternate Payee or Beneficiary or any other person, entitled to any such benefit or payment pursuant to the terms of the Plan shall result, in the discretion of the Plan Administrator, in the termination of such payment.

13.10 Incompetence. If the Plan Administrator determines that any person to whom a benefit is payable under the Plan is incompetent by reason of a physical or mental Disability, the Plan Administrator shall have the power to cause the payments becoming due to such person to be made to another person for his or her benefit without the responsibility of the

Plan Administrator, the Participating Employer or Trustee to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Plan Administrator, the Participating Employer and any Trustee.

13.11 Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount of time of such payment, the Plan Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Plan Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Participating Employer, the Plan Administrator and any Trustee incident to such proceeding or litigation shall be charged against the account of the affected Participant.

13.12 Other Benefits. The benefits of each Participant or Beneficiary hereunder shall be in addition to any benefits paid or payable to the Participant or Beneficiary under any other pension, disability, annuity or retirement plan.

13.13 Construction. All questions of interpretation, construction or application arising under this Plan shall be decided by the Plan Administrator whose decision shall be final and conclusive upon all persons.

13.14 No Guarantee of Employment. Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Participating Employer, or to interfere with the rights of any such employer to discharge any individual at any time, with or without cause, except as may be otherwise agreed to in writing or provided by applicable law.

13.15 Qualified Domestic Relations Orders.

(a) Notwithstanding any contrary provision of the Plan, separate Accounts under the Plan shall be maintained and payments under the Plan shall be made in accordance with any Qualified Domestic Relations Order received by the Plan Administrator.

(b)	(1) If the Plan receives a Domestic Relations Order, the Plan Administrator shall promptly notify the Participant and each Alternate Payee of the receipt of such order and of the Plan’s procedures for determining whether such order is a Qualified Domestic Relations Order. The Plan Administrator shall, within a reasonable period after receipt of such order, determine whether it is a Qualified Domestic Relations Order and notify the Participant and each Alternate Payee of that determination.

(2) During any period in which the issue of whether a Domestic Relations Order is a Qualified Domestic Relations Order is being determined, the Plan Administrator shall separately account for the amounts that would have been payable to the Alternate Payee during such period if the order had been determined to be a Qualified Domestic Relations Order.

(c)	(1) A Domestic Relations Order meets the requirements of this subsection only if such order clearly specifies the following:

(A) the name and last known mailing address (if any) of the Participant and the name and mailing address of each Alternate Payee covered by the order;

(B) the amount or the percentage of the Participant’s benefits to be paid by the Plan to each such Alternate Payee or the manner in which such amount or percentage is to be determined;

(C) the number of payments or period to which such order applies; and

(D) each plan to which such order applies.

(2) A Domestic Relations Order meets the requirements of this subsection only if such order does not:

(A) require the Plan to provide any type or form of benefit or any option not otherwise provided under the Plan;

(B) require the Plan to provide increased benefits; and

(C) does not require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another order previously determined to be a Qualified Domestic Relations Order.

(d) A Domestic Relations Order shall not be treated as failing to meet the requirements of subsection (c)(2)(A) above solely because such order requires that payment of benefits be made to an Alternate Payee:

(1) in the case of any payment before a Participant has separated from service, on or after the date on which the Participant attains (or would have attained) the Earliest Retirement Date;

(2) as if the Participant had retired on the date on which such payment is to begin under such order (but taking into account only the present value of the benefits actually accrued); and

(3) in any form in which such benefits may be paid under the Plan to the Participant.

(e) A Domestic Relations Order shall not be treated as failing to meet the requirements of subsection (c)(2)(A) above solely because such order requires that payment of benefits be made to an Alternate Payee at a date before the Participant is entitled to receive a distribution. Such distribution shall be made to such Alternate Payee notwithstanding any contrary provision of the Plan.

(f) The following terms shall have the meanings specified:

(1) Alternate Payee. Any spouse, former spouse, child or other dependent of a Participant who is recognized by a Domestic Relations Order as having a right to benefits under the Plan with respect to such Participant.

(2) Domestic Relations Order. A judgment, decree or order relating to child support, alimony or marital property rights, as defined in section 414(p)(1)(B) of the Code, notwithstanding the fact that this Plan is not a tax-qualified plan under Code section 401(a).

(3) Earliest Retirement Date. The earlier of:

(A) the date on which the Participant is entitled to a distribution under the Plan; or

(B) the later of:

(i) the date the Participant attains age fifty (50); or

(ii) the earliest date on which the Participant could begin receiving benefits under the Plan if the Participant separated from service.

(4) Qualified Domestic Relations Order. A Domestic Relations Order that satisfies the requirements of subsection (c) and Code section 414(p)(1)(A), notwithstanding the fact that this Plan is not tax-qualified under Code section 401(a).

(g) If a Domestic Relations Order directs that payment be made to an Alternate Payee before the Participant’s Earliest Retirement Date and such Domestic Relations Order otherwise qualifies as a Qualified Domestic Relations Order, then the Domestic Relations Order shall be treated as a Qualified Domestic Relations Order and such payment shall be made to the Alternate Payee, even though the Participant is not entitled to receive a distribution under the Plan because he or she continues to be an Employee of the Company.

(h) This section shall be interpreted and administered in accordance with section 414(p) of the Code, notwithstanding the fact that this Plan is not tax-qualified under Code section 401(a).

IN WITNESS WHEREOF, this amended and restated Plan has been executed effective November 1, 2007.

GENTIVA HEALTH SERVICES, INC. BENEFITS COMMITTEE

John Potapchuk

Douglas Dahlgard

Kevin Marrazzo

Brian Silva